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                                  EXHIBIT 23.6

                                     CONSENT


We hereby consent to the discussion relative to our opinion delivered to the Board of Directors of The Farmers State Bank of New Washington, Ohio, in connection with its proposed acquisition by First Citizens Banc Corp in the Proxy Statement/Prospectus included in the First Citizens Banc Corp Registration Statement on Form S-4 under the heading "Opinion of Financial Advisor," to the references to our firm in such Proxy Statement/Prospectus and to the inclusion of such opinion as an Appendix to the Proxy Statement/Prospectus.


Austin Associates, Inc.


By: /s/ Craig J. Mancinotti
   ------------------------------------------
       Craig J. Mancinotti
       Executive Vice President and Principal

December 9, 1997